EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
NaturalNano, Inc.

We hereby consent to incorporation by reference in Registration Numbers 333-148163 and 333-132607 on Form S-8 of our report dated March 29, 2007 on the consolidated statement of stockholders' (deficiency) equity of NaturalNano, Inc. for the period from December 22, 2004 (inception) to December 31, 2005 and the year ended December 31, 2006, and the amounts in the cumulative columns in the consolidated statements of operations and cash flows for the period from December 22, 2004 (inception) to December 31, 2006, which appears in the December 31, 2008 Annual Report on Form 10-K of NaturalNano, Inc.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 15, 2009